Exhibit 10.1

March 18, 2019

Sherri Brillon

XXXXXXXXXXXX

XXXXXXXXXXXX

Dear Sherri:

This letter will confirm your retirement with Encana Services Company Ltd. ("Encana" or the "Company"), and the resulting arrangements being offered to you upon your departure.

Your employment with Encana will end effective May 31, 2019 (the “Termination Date") and you will become a retiree of Encana effective June 1, 2019 (your "Retirement Date").

Settlement Offer:

Encana is prepared to offer you the following severance terms and conditions in full and final settlement of all claims you may have regarding the termination of your employment (the "Offer"):

•	Encana offers you a lump sum severance payment of $2,905,402 (the "Settlement Amount"), less applicable statutory withholdings and deductions.

The Settlement Amount is comprised of i) 24 months of base salary totaling C$1,170,000,

(ii) bonus compensation of C$1,604,362, and (iii) the value of pension contributions during the 24 month notice period totaling C$131,040.

You will also be eligible for retirement treatment under the Company's Long-Term Incentive Plans,

•

Encana Stock Options/TSARS ("Options"): Your Options will continue to vest and remain exercisable until the earlier of: (i) seven (7) years from the Termination Date; or (ii) the applicable Option grant expiry date.

•

Performance Share Units ("PSUs"): PSUs previously granted to you that become Eligible PSUs will vest and become payable to you on the applicable PSU Vesting Date, subject to the terms of the PSU Plan and your respective PSU Grant Agreement(s).

•

Restricted Share Units ("RSUs"): RSUs previously granted to you will vest and become payable to you on the applicable RSU Vesting Date, subject to the terms of the RSU Plan and your respective RSU Grant Agreement(s).

Effective your Retirement Date, you will become an Encana retiree and be eligible for certain post retirement benefits. Details regarding your benefits and other administrative items will be provided to you at a later date. Treatment of your benefits will be consistent with Company practices.

This Offer is conditional upon your acceptance and return of executed copies of this letter and attached General Release to Encana by the deadline below. We encourage you to consider the Offer carefully and to consult with your financial and/or legal advisors before making a decision. Please note the Offer is made to you by Encana on a voluntary and without prejudice basis, and therefore does not constitute an admission of liability of any nature by the Company.

Please indicate your acceptance of the Offer by signing this letter and attached General Release where indicated and returning original signed copies of both to myHR. Please retain one original signed copy for your records.

This Offer will remain open for your acceptance until March 22, 2019.

Thank you for your service to Encana. We wish you the best in your future endeavours.

Yours truly,

Encana Corporation

Doug Suttles

President & Chief Executive Officer

ACKNOWLEDGEMENT

I, Sherri A. Brillon, hereby acknowledge that I have read and understand the Offer made to me by Encana as contained in this letter, the enclosed Summary Document, General Release and Encompass Retirement Benefits Overview. By signing below, I confirm that I voluntarily  accept all the terms and conditions of the Offer (as set out in the foregoing documents) in full and final settlement of any and all claims or potential claims I have or may have against the Employer (as defined in the enclosed General Release).

Dated this 22 day of March, 2019.

/s/ Sherri Brillon_____________

Sherri A. Brillon

Signed and delivered in the presence of:

/s/ Mike Williams_____________22 March, 2019

Witness (Signature)                     Date

M. Williams___________________

Witness (Print Name)

Summary Document

As has been communicated to you, your employment with Encana will terminate effective as of the Termination Date. The following is a list of benefit and other issues that you will need to consider.

1.Pension

As a DC pension plan participant, you will receive a package from XXXXXXX XXXXXXXXX outlining the alternatives available to you as a result of the termination of your participation in Encana’s pension plan. Please note that as Alberta Finance (the “Regulator”) views the Transaction as a partial plan termination, approval must be obtained from the Regulator before any funds may be transferred from the pension plan. The approval process may take several months. Please contact XXXXXX XXXXXX with Encana’s HR team at (XXX) XXX-XXXX if you have any questions.

If you have funds in the DC plan and choose to leave your funds on deposit with XXXXXXX XXXXXXXXX, please be advised that any investment fund discounts will continue to apply, however there is an annual administration fee of $150.00 which will be deducted from your account balance on a pro‑rated monthly basis.

2.Investment Plan

You are requested to close your Encana group accounts within 90 days of the Termination Date. XXXXXXX XXXXXXXXX will mail you a package explaining your withdrawal/transfer alternatives. Please contact XXXXXXX XXXXXXXXX at X-XXX-XXX-XXXX to discuss the withdrawal/transfer of your funds from the Encana Share Account and Portfolio Accounts.

If you do not contact XXXXXXX XXXXXXXXX, your accounts will automatically close after 90 days and the funds will be disbursed as follows:

•

Encana Share Account and Portfolio Account (non-RRSP): a share certificate will be issued to you for any non-registered shares if the value of the shares exceeds $1,000.00. If the value of the shares is less than $1,000.00, they will be cashed and the proceeds transferred to a personal non-registered account within XXXXXXX XXXXXXXXX. Any other non-registered holdings will be cashed and the proceeds will also be transferred to this account unless the balance is less than $1,000.00 in which case the cash value will be forwarded by cheque to your home address.

•

Portfolio Account (RRSP): if your account balance exceeds $1,000.00, all investments, including registered shares will be sold and the proceeds transferred to a personal RSP account with XXXXXXX XXXXXXXXX. Otherwise, your investments will be sold and the cash value, less applicable statutory withholdings and deductions, will be forwarded by cheque to your home address.

Summary Document, pg 2

3.Medical and Dental Plans

Your coverage through the Encana benefit plan ends on the last day of the month of the Termination Date. You may incur eligible expenses until your coverage ends and those claims must be submitted to XXXXXXXX within 90 days of that date.  Please contact the XXXXXXXX XXXXXXXX XXXXXXXX XXXXXX at X-XXX-XXX-XXXX should you have any questions.

You may be eligible to purchase individual extended health care coverage and/or individual dental care coverage through XXXXXXXX. If you are interested in purchasing such coverage, we urge you to apply immediately by contacting XXXXXXXX at X-XXX-XXX-XXXX.

4.Health Care Spending Account (HCSA)

Your coverage through the Encana benefit plan ends on the last day of the month of the Termination Date. You may incur eligible expenses until your coverage ends and those claims must be submitted to XXXXXXXX within 90 days of that date. Any unclaimed deposits remaining in your HCSA 90 days after your coverage ends are not payable to you and will be forfeited.

5.Life Insurance

Your coverage through the Encana benefit plan ends on the Termination Date. You may apply within 31 days of the Termination Date to convert up to a maximum of $200,000 of each of your existing employee life (core and optional combined), and spouse optional life insurance coverage to a personal life insurance policy without the need to provide evidence of insurability. Please contact XXXXXXXX at X-XXX-XXX-XXXX if you wish to exercise this conversion option, or if you have any conversion questions.

6.Accidental Death & Dismemberment Insurance

Your coverage through the Encana benefit plan ends on the last day of the month of the Termination Date.

7.Short-Term and Long-Term Disability

Your coverage through the Encana benefit plan ends at 11:59 pm on the Termination Date.

8.Vacation Pay

You will be paid for any accrued and unused vacation up to the Termination Date. If you have used more vacation than you are entitled to or have paid for, your final pay will be adjusted accordingly.

Summary Document, pg 3

9.Encana Share Holdings Account

Should you continue to hold any Encana or Cenovus shares, including previously vested original PSUs, in the Share Purchase and Holdings section of your XXXXXX XXXXXXXXXX XXXXXXX, you are required to close your Account within sixty (60) trading days of the Termination Date.

Please contact XXXXXX to discuss the withdrawal/transfer of your shares from the Share Purchase and Holdings section of your Account. If you do not contact XXXXXX within sixty (60) trading days of the Termination Date, your Account will automatically be closed and a share certificate issued to you for your non-registered Encana or Cenovus shares if the value of the shares exceeds $1,000.00 (applies separately to each Encana and Cenovus share account). If the value of these shares is less than $1,000.00, they will be cashed and a cheque forwarded to you directly by XXXXXX.

GENERAL RELEASE

1.	ACCEPTANCE AND RELEASE

I, Sherri A Brillon, of Calgary in the Province of Alberta, hereby acknowledge that I have read and understand the terms of the severance offer, as set forth in the attached letter dated March 18, 2019 (the "Settlement Letter"), which has been made to me with respect to the termination of my employment with (the "Employer") . I acknowledge and agree that for purposes of this General Release, the "Employer" shall include Encana Corporation, its subsidiaries, affiliates, related companies, and all partnerships in which Encana Corporation is a majority partner or managing partner (collectively "Encana"), and all predecessor and successor corporations, partnerships and other entities to any Encana entity, and all corporations, partnerships and other entities to which any Encana entity may transfer or assign by any means howsoever any of its rights, property or undertaking (which may include the assignment of the rights hereunder, such assignment being consented to), and each of the respective directors, officers, shareholders, employees, servants and agents of the foregoing, both present and former, and any other person, partnership, corporation or other entity charged or chargeable with responsibility or liability, (including all predecessors, successors, administrators, heirs, executors, trustees and assigns thereof) as set forth in the Settlement Letter. I voluntarily accept all of the terms of such severance offer and this General Release in full and complete satisfaction of any and all of my claims or potential claims against the Employer.

In consideration of the payment to me of $2,905,402, less applicable statutory withholdings and other deductions, (the "Settlement Amount"), and such other good and valuable consideration as I may receive pursuant to the terms of the Settlement Letter, I do for myself, my heirs, executors, administrators and assigns (hereinafter referred to as "I", "me" or "my") hereby release and forever discharge the Employer, both jointly and severally, of and from any and all manner of actions , causes of action, suits, debts, claims, accounts, covenants, costs, contracts (whether express or implied), damages and/or demands of any and every kind and nature whatsoever, whether in law or in equity, whatsoever which I have ever had, now have or may hereafter have, for or by reason of any cause, matter or thing whatsoever arising up to the Termination Date (as defined in the Settlement Letter) or the date hereof, whichever is later, (other than in connection with any non compliance by the Employer with the terms of my Settlement Letter), whether known or unknown, and in particular, but without in any way restricting the generality of the foregoing, for or by reason of or arising out of or relating to:

(a)	my employment with the Employer;

(b)	the termination of my employment with the Employer;

(c)	the loss of my office or employment with the Employer;

(d)

the loss or discontinuance of any participation in and/or coverage under any benefit plans, pension plans, medical or dental plans, insurance plans (including, without limitation, life insurance), short-term and/or long-term disability plans, savings or investment plans, and any and all other benefits, plans or programs directly or indirectly contributed to or sponsored by the Employer;

(e)

the loss, early expiry or termination of any: (i) Stock Options, Tandem Stock Appreciation Rights, Stock Appreciation Rights, Performance Share Units, and/or Restricted Share Units (as applicable) granted to me by the Employer under any corresponding long-term incentive plan or grant agreement; and/or (ii) any other compensation arrangements and/or programs including, without limitation, any claim or entitlement to damages, wages, termination pay, severance pay, overtime, vacation pay, allowances, expenses, relocation-related costs or expenses (or reimbursement thereof), bonus pay, high performance results awards, retention payment or any other incentive or performance-based compensation of any nature whatsoever which has or may have been made available to me or for which I may have been eligible in connection with my employment with the Employer, whether under any verbal, implied or written contract or pursuant to any statute; and

(f)	any claims I may have under applicable legislation including, but not limited to, applicable employment standards, labour standards and/or human rights legislation.

2.	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that the Settlement Amount includes full compensation for the loss of any and all employment benefits and insurance coverage directly or indirectly contributed to, sponsored by or provided by the Employer, and I hereby waive any and all rights to the coverage, benefit or extent of coverage or extent of benefit under or from any such program which existed including, without limitation, any rights whatsoever to coverage under or benefits from any insurance or short-term or long-term disability plan. I acknowledge that I have been fully informed of my eligibility to convert certain life insurance coverage I may have which is provided by or sponsored by the Employer to a personal policy (up to a maximum of $200,000) within 31 days of the Termination Date.

3.	FURTHER CLAIMS

I further agree to not make any claim or take any proceeding against another person or corporation which might claim contribution or indemnity from the Employer or any other entity or person discharged through this General Release and agree to immediately discontinue any proceeding or legal process should any party thereto make any such claim for contribution or indemnity.

4.	NO ADMISSION

I agree that the severance offer contained in the Settlement Letter, including without limitation, the Settlement Amount, shall not constitute, nor shall be construed to constitute, an admission of any liability of any nature whatsoever on the part of the Employer, and that such liability is expressly denied.

5.	CONFIDENTIALITY AND NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the contents of the Settlement Letter, this General Release or any terms of settlement relating to the termination of my employment with the Employer, to any person including, without limiting the generality of the foregoing, any employees or former employees of the Employer, excepting my immediate family and any necessary communications with my legal and/or financial advisors on the express condition that they maintain the confidentiality thereof, or any disclosure which may be required by law. I further agree that I will not make any negative or unfavourable comment about my employment with the

Employer, whether verbal or in written form (including, without limitation, verbal, in print or any electronic form or social or other media whatsoever) or to any person regarding any matter arising prior to the date of my execution of this General Release. The foregoing does not include any complaint or report I may lawfully make to any regulatory or other authority under any applicable whistleblower or similar reporting regime, or participation in any legal or regulatory process in which I am required to testify or provide evidence.

I recognize and acknowledge that during my employment, I had access to certain confidential and/or proprietary information regarding the business and operations of the Employer, the disclosure of which could be harmful to the interests of the Employer and that during such employment I may have had access to personal information regarding current and former employees of Encana and other third parties. I acknowledge and agree that I have taken and will in future take appropriate precautions to safeguard and to not use or disclose such confidential and proprietary information of the Employer and/or any such personal information and that these obligations as well as the provisions of any written policy or practice I have acknowledged during my employment regarding the confidentiality of Employer confidential and/or proprietary information and personal information shall survive the termination of my employment. Should I have any equipment materials, property or documentation in any form (including electronic) which contains confidential and/or proprietary information regarding the Employer or personal information (as described above), I agree to return same to Encana immediately and to securely destroy any and all copies or derivatives thereof.

6.	INTELLECTUAL PROPERTY

I further acknowledge and agree that the Employer is entitled to the sole benefit and exclusive ownership of any and all inventions, designs, improvements and intellectual property (including, without limitation, works which are or may be protected or protectable by trade secret, copyright, trademark, patent, industrial design and other laws) together with any other property or things of any nature or kind which were created, developed, improved, modified or made by me or with my assistance or involvement in the course of my employment and whether directly related to or incidental to the performance of my employment duties. I agree that I will do all acts and things and will sign such further documentation as is or may be necessary or desirable, or as may be requested by the Employer, to give effect to the provisions contained in this paragraph.

7.	INDEMNITY FOR TAXES OR DEMANDS

I further agree that in consideration of the Settlement Amount, I will save harmless and, as a separate covenant, will indemnify the Employer from and against all claims, orders or demands which may be made by the Minister of National Revenue or the Canada Revenue Agency to pay income tax under the Income Tax Act (Canada) in respect of income tax payable or owing by me in excess of the income tax previously withheld (including any interest, charges or penalties in respect thereof), and in respect of any and all claims, orders or demands which may be made by or on behalf of Service Canada, the Employment Insurance Commission or the Canada Pension Commission under applicable law with respect to any amount which may, in the future, be found to be owing or payable by the Employer in respect of me or on my behalf including, without limitation, in respect of employment insurance benefits. Where the Employer is required by law, I hereby authorize the Employer to withhold from the Settlement Amount or from any future payment made to me by the Employer any amount required to discharge and remit to such agencies any overpayment of employment insurance benefits I may have received.

8.	APPLICABLE LEGISLATION

I hereby acknowledge receipt of any and all wages, overtime pay, vacation pay, general holiday pay, termination notice or termination pay and all other rights and/or entitlements in respect of my employment from the Employer and under applicable legislation including, without limitation, labour and/or employment standards legislation. I agree that the execution of this General Release has the effect of precluding consideration of any complaint, claim or cause of action by me against the Employer pursuant to such legislation.

For greater certainty and without limiting the generality of the foregoing, I further acknowledge and agree that I have no basis for any complaint against the Employer under applicable human rights legislation, and that the execution of this General Release has the effect of precluding consideration of any complaint, claim or cause of action by me against the Employer pursuant thereto.

9.	UNDERSTANDING

I acknowledge and agree that this General Release shall be binding upon me and operate for my benefit and for the benefit of the Employer, and that this General Release may be assigned by the Employer without my consent.

I further understand and agree that the Settlement Letter, the attached Summary Document and this General Release incorporate all of the terms and conditions respecting the settlement of my claims arising out of the matters dealt with herein and I acknowledge that there are no written or oral representations , undertakings, agreements, terms or conditions relating to such matters other than those expressly set forth in the Settlement Letter, the Summary Document and this General Release.

I acknowledge that I have been given the opportunity to seek independent legal advice and have had sufficient time to seek advice and consider all factors relating to the termination of my employment with the Employer including, without limitation, the terms of the severance offer contained in the Settlement Letter, the Summary Document and this General Release. I acknowledge that I have read and that I fully understand all terms and conditions of the foregoing documents and that I have signed the Settlement Letter and this General Release with full knowledge of their consequences and significance.

Dated this 22 day of March, 2019.

/s/ Sherri Brillon_____________

Sherri A. Brillon

Signed and delivered in the presence of:

/s/ Mike Williams_____________22 March 2019

Witness (Signature)                     Date

M. Williams___________________

Witness (Print Name)

Benefits overview

Benefit	The Encana Retiree Plan
Health
Eligibility	▪ age 55-65 – benefit terminates first of the month following age 65 ▪ coverage provided to retiree and eligible dependents including legal or common-law spouse and dependent children
Out-of-pocket maximum	▪ $8,000 per individual per year; then 100% coverage for duration of plan year
Co-insurance levels Drugs Emergency medical for travel Other eligible expenses	▪ 80% ▪ 100% ▪ 80%
Drugs	▪ require a prescription ▪ $1,000,000 lifetime maximum
Smoking cessation Drug coverage Automatic drug reimbursement Diabetic supplies	▪ $350 lifetime maximum (DIN# required) ▪ prescription drugs ▪ pay-direct drug card ▪ unlimited supplies; $5,000 maximum per five years for insulin pump
Hospital	▪ semi-private or private; unlimited
Home nursing	▪ $15,000 maximum per three years; provided by licensed practical or registered nurse
Emergency medical for travel outside home province/country	▪ $2 million maximum per individual per occurrence (30-day trip maximum) ▪ provincial health care must be in place
Travel assistance	▪ coverage provided through Manulife’s carrier, Allianz Global Assistance ▪ (formerly Mondial)
Out-of-country referral	▪ there is no coverage for referrals for health services outside Canada
Ambulance	▪ emergency ground and air; unlimited lifetime maximum

Paramedical practitioners

Massage therapist, nutritionist, podiatrist/ chiropodist, osteopath, acupuncturist, naturopath, chiropractor, physiotherapist, psychologist/ registered social worker, speech therapist

▪ $750 per individual per year per practitioner
Medical equipment	▪ reasonable and customary
Hearing aids Orthotics/orthopedic shoes	▪ $2,500 every three years ▪ combined maximum – $500 per individual per year
Optical exam	▪ $50 per year
Vision care	▪ nil
Survivor coverage	▪ one year
Administrator	▪ Manulife Financial
Cost sharing	▪ 100% company paid

Benefit	The Encana Retiree Plan
Dental
Eligibility	▪ age 55-65 – benefit terminates first of the month following age 65 ▪ coverage provided to retiree and eligible dependents including legal or common-law spouse and dependent children
Basic services Diagnostic and preventative services, surgical procedures, endodontics, periodontics, prosthetic (denture) repair	▪ 80%; unlimited lifetime maximum
Major services Crowns, inlays/onlays Bridges, partial and complete dentures	▪ 50%; $2,500 maximum per benefit year ▪ once per five-year period
Orthodontic services	▪ 50% (child only); $2,000 lifetime maximum
Fee guide	▪ current fee guide for general practitioners and specialists approved by the provincial dental association where the retiree resides, plus 2%
Pre-determinations	▪ recommended for costs greater than $500
Check-up frequency	▪ two per benefit year
Survivor coverage	▪ one year
Administrator	▪ Manulife Financial
Cost sharing	▪ 100% company paid
Life insurance
Eligibility	▪ coverage pre-and-post 65 years of age
Life benefit	▪ age 55-64 – 100% salary (maximum = $100,000) ▪ age 65-69 – 50% salary (maximum = $50,000) ▪ age 70 – flat $10,000
Insurer	▪ Manulife Financial
Cost sharing	▪ 100% company paid

2 | Retirement – Canada